February 15, 2019

Atkore International Announces Promotion of Mark Lamps to President of Mechanical Products and Solutions Business Unit

February 15, 2019 - Atkore International (NYSE: ATKR) (“Atkore” or the “Company”) today announced the promotion of Mark Lamps to President-Mechanical Products and Solutions business unit, effective March 1, 2019. In this role, Mr. Lamps will have leadership responsibility for Metal Framing, Mechanical Pipe, and Construction Services businesses in North America, as well as Metal Framing, Cable Management and Flexible Conduit businesses across EMEA and APAC regions.

Mr. Lamps succeeds Mike J. Schulte, who is leaving to pursue a new leadership opportunity outside of Atkore.

Over the past five years, Mike has helped improve operational focus, strengthen commercial execution and drive top line growth for Atkore,” commented Bill Waltz, President and Chief Executive Officer for Atkore. “I want to thank him for his contributions and wish him well on his future endeavors.”
Mr. Lamps joined Atkore in October 2018 as Vice President-Business Development and Strategy with responsibility for developing growth strategies focused on key business opportunities and acquisitions. He will continue to support this role on an interim basis while Atkore searches for a permanent replacement.
Mr. Waltz noted, “Mark is a proven executive with successful tenure in global operations, engineering, and business development. His industry experience, coupled with relentless focus on serving customers, will enable Atkore to continue executing its growth strategies, strengthening our position as an industry leader, and delivering value for customers and shareholders.”
Before joining Atkore, Mr. Lamps was Vice President-Technology for nVent LLC, an electrical products company that was a spinoff from Pentair LLC, where he was responsible for leading new product development and digitization activities. Prior to that, Mr. Lamps spent 23 years at Pentair, LLC holding key executive roles in businesses with large global Profit & Loss responsibilities as well as leading a 900-person engineering organization. Additionally, Mr. Lamps was based internationally for four years, and drove rapid growth in key strategic regions from $3 million to more than $80 million during that same time period.
Before his 23-year tenure at Pentair, Mr. Lamps held engineering positions General Motors Corporation, after initially starting his career as a consultant with Andersen Consulting.
Mr. Lamps earned Master of Business Administration from Kellogg Graduate School of Management at Northwestern University, as well as a Master of Science in Engineering and a Bachelor of Science in Engineering from Stanford University.

About Atkore International Group Inc.
Atkore International Group Inc. is a leading manufacturer of electrical products primarily for the non-residential construction and renovation markets and Mechanical Products & Solutions for the construction and industrial markets. The company manufactures a broad range of end-to-end integrated products and solutions that are critical to its customers’ businesses and employs approximately 3,700 people at 61 manufacturing and distribution facilities worldwide. The company is headquartered in Harvey, Illinois.

To learn more, please visit at www.atkore.com.
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